Exhibit 16.01

WithumSmith+Brown, PC

New York, New York

June 23, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

United States of America

Commissioners:

We have read the statements of Talkspace, Inc. (formally known as Hudson Executive Investment Corp.) included under Item 4.01(a) of its Form 8-K dated June 23, 2021. We agree with the statements concerning our Firm under Item 4.01(a), in which we were informed of our dismissal upon the closing of the Business Combination.

We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC